METHODE ELECTRONICS, INC. ANNOUNCES
FISCAL 2012 AND FISCAL 2013 SALES AND EARNINGS GUIDANCE

Chicago, IL - October 20, 2011 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced sales and earnings guidance for fiscal years 2012 and 2013.

For Fiscal 2012, Methode anticipates sales in the range of $450 to $465 million and earnings per share in the range of $0.13 to $0.21. The Company currently expects that the fourth quarter will be the strongest quarter of the fiscal year. Methode previously reported sales of $110.8 million and earnings per share of $0.04 for the first quarter of Fiscal 2012.

For Fiscal 2013, the Company anticipates sales in the range of $495 to $525 million and earnings per share in the range of $0.52 to $0.67.

The guidance ranges for Fiscal 2012 and 2013 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•
Significant awards previously announced and the corresponding sales volumes for certain makes and models of automobiles and trucks for Fiscal 2012 and 2013 based on current J.D. Power and Associates data;

•	Foreign exchange translation rates;

•	A significantly higher effective tax rate in Fiscal 2012 than in Fiscal 2013 due to the expected shift in business from higher tax to lower tax jurisdictions;

•	Vendor production and delivery issues between $2.5 million and $3.0 million in Fiscal 2012;

•	Design, development and launch costs for automotive programs of approximately $3.0 million in each of Fiscal 2012 and 2013;

•	Development costs for the Eetrex on-board integrated power unit of approximately $2.0 million in each of Fiscal 2012 and 2013; and

•	Sales from the acquisition of the former Nypro business of approximately $15 million in Fiscal 2012, which is expected to be dilutive to earnings through the first quarter of Fiscal 2013.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “As we have mentioned, on the way to improved sales and earnings in Fiscal 2013, we anticipate volatility in our short-term results in Fiscal 2012. However, we see a considerable opportunity for meaningful improvement in our sales and earnings once we begin launching several significant programs in the fourth quarter of Fiscal 2012 and in Fiscal 2013 and the previously announced vertical integration of critical paint processes is complete.”

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) automotive program launches may be delayed or certain makes and models of automobiles and trucks may have lower than anticipated volumes; (5) ability to compete effectively; (6) customary risks related to conducting global operations; (7) dependence on the availability and price of raw materials; (8) dependence on our supply chain; (9) ability to keep pace with rapid technological changes; (10) ability to avoid design or manufacturing defects; (11) ability to protect our intellectual property; (12) the mix of products sold and the ability to withstand price pressure; (13) the usage of a significant amount of our cash and resources to launch new North American automotive programs and the ability to design, develop and launch such programs at or below quoted costs; (14) location of a significant amount of cash outside of the U.S.; (15) currency fluctuations; (16) ability to successfully benefit from acquisitions and divestitures; (17) ability to withstand business interruptions; (18) changes in tax rates or the adoption of unfavorable tax laws; (19) ability to implement and profit from newly acquired technology; and (20) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com